NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, JANUARY 24, 1996

To the Shareholders of Johnson Controls, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Johnson Controls, Inc., a Wisconsin corporation, will be held in the Superior Room, Milwaukee Athletic Club, 758 North Broadway Street, Milwaukee, Wisconsin, on Wednesday, January 24, 1996, at 2:00 o'clock P.M. (Central Standard Time), for the following purposes:

     (1) To elect four directors of the class to serve for a term of three years expiring at the annual meeting to be held in 1999 or until the director's earlier retirement;

     (2) To consider and act upon a proposal to ratify the appointment of Price Waterhouse as auditors for 1996;

     (3) To consider and act upon a proposal to approve the Johnson Controls, Inc., 1995 Common Stock Purchase Plan for Executives;

     (4) To consider and act upon a proposal to amend the Johnson Controls, Inc., 1992 Stock Option Plan; and

     (5) To consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.

Holders of Common Stock and Preferred Stock units of record at the close of business on December 1, 1995, will be entitled to vote at the meeting and any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

John P. Kennedy, Secretary
Milwaukee, Wisconsin
December 20, 1995

A PROXY FOR THE MEETING AND A PROXY STATEMENT ARE ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND TO MAIL IT PROMPTLY. SHAREHOLDERS WHO EXECUTE PROXIES RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME BEFORE THEY ARE VOTED.

                             JOHNSON CONTROLS, INC.
                          5757 NORTH GREEN BAY AVENUE
                                  P.O. BOX 591
                           MILWAUKEE, WISCONSIN 53201

                               DECEMBER 20, 1995

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 24, 1996

This proxy statement is furnished to the shareholders of Johnson Controls, Inc. (the Company), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of shareholders to be held at the Milwaukee Athletic Club at 758 North Broadway Street, Milwaukee, Wisconsin, on January 24, 1996, at 2:00 o'clock P.M., Central Standard Time, and any adjournments of such meeting.

Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing. Unless so revoked, the shares represented by proxies will be voted at the meeting and at any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

Only owners of the Company's Common Stock and Preferred Stock units of record on December 1, 1995, will be entitled to vote at the meeting. As of December 1, 1995, there were 41,120,558 shares of the Company's Common Stock outstanding, each having one vote per share. As of December 1, 1995, there were also 310.875 shares of the Company's Preferred Stock outstanding. Each share of Preferred Stock consists of 10,000 units, each having one vote. On October 31, 1995, the directors, nominees for directors, and officers of the Company as a group were beneficial owners of 624,435 shares of the Company's Common Stock (including 297,030 shares subject to options exercisable within 60 days) constituting approximately 1.526% of the outstanding shares of Common Stock, and 7,855 units of the Company's Preferred Stock, constituting approximately 2.516% of the outstanding units.

Effective as of November 30, 1994, rights (Rights) declared as a dividend by the Board of Directors of the Company were approved, to be issued to shareholders as of November 30, 1994. The Rights are not presently exercisable, but ten days after a person or group acquires 20% or more of the Company's Common Stock or ten business days (subject to extension) after a person or group announces a tender offer to acquire at least 20% of the Company's Common Stock, the Rights will become exercisable. Such Rights will entitle each holder of Common Stock of the Company to purchase one share of authorized but unissued Common Stock of the Company for each Right. The exercise price of each Right is $175.00. Upon the occurrence of certain events, including the acquisition by any person or group of 20% or more of the Common Stock, each Right, other than Rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, Common Stock having a market value of two times the exercise price. The Rights Agreement excludes from the effects thereof the inadvertent acquisition of 20% or more of the Company's Common Stock, provided there is prompt divestment to less than 20%. The Rights may be redeemed as provided and subject to the limitations set forth in the agreement setting forth the terms of the Rights; otherwise, such rights expire on November 30, 2004. None of the shareholdings or percentages of outstanding shares reported in this proxy statement reflect the Rights or shares of Common Stock which may be purchased upon the exercise of the Rights. The Company has prepared a Summary of Rights to Purchase Common Shares, a copy of which is available free of charge from the Company.

Set forth below is a tabulation indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of any class of the Company's securities. The following information is based on reports on Schedules 13G filed with the Securities and Exchange Commission or other information believed to be reliable.

                                                               Amount and
                                Name and Address of            Nature of      Percent
   Title of Class                 Beneficial Owner             Ownership      of Class
--------------------     ----------------------------------    ----------     --------
Common Stock             FMR Corporation                       5,310,542 (1)   12.9%
$0.16 2/3 Par Value      82 Devonshire Street
                         Boston, MA 02109
Series D Convertible     Fidelity Management Trust Company       312.107 (2)    100%
Preferred Stock          82 Devonshire Street
$1.00 Par Value          Boston, MA 02109

-------------------------
(1) FMR Corporation reported as of October 31, 1995, sole voting power with respect to 132,582 shares, and sole dispositive power with respect to 5,298,452 shares. The report includes shares beneficially owned by Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. In addition, Fidelity International Limited, also a wholly-owned subsidiary of FMR Corp., has sole voting and sole dispositive power with respect to 12,000 shares.

(2) Fidelity Management Trust Company reported that, as of October 31, 1995, it held shared voting power and sole dispositive power with respect to the shares indicated above in its capacity as trustee of the Johnson Controls, Inc. Employee Stock Ownership Trust.

ELECTION OF DIRECTORS

The Board of Directors consists of 13 members of whom approximately one-third are elected each year to serve for terms of three years or until the director's earlier retirement pursuant to the Board of Directors Retirement Policy(1). It is intended that the enclosed form of proxy will be voted for the election of Messrs. Fred L. Brengel, Robert A. Cornog, James H. Keyes, and R. Douglas Ziegler, all of whom are now members of the Board, for three-year terms or until the director's earlier retirement.

Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock and Preferred Stock units at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.









-------------------------
(1) The Board of Directors has adopted a Retirement Policy that requires a director to retire as of the last regular Board of Directors' meeting held in the year of his or her 70th birthday or, in the event a shareholders' meeting is held on that date, then such retirement shall be effective the next day. The Retirement Policy does not apply to Mr. Brengel.

The Directors Committee of the Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve as a director if elected, but if any nominee should be unable or for good cause unwilling to serve, the shares represented by proxies solicited by the Board of Directors will be voted for the election of such other person for the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is information with respect to the nominees and the other directors on the Board.

CLASS OF 1999 (ALL OF WHOM ARE NOMINEES)
----------------   FRED L. BRENGEL                          Director since 1964
                                                                         Age 72
                   Chairman of the Board, Johnson Controls, Inc., Milwaukee,
                   Wisconsin, until 1993. Mr. Brengel served as the Chief
                   Executive Officer of Johnson Controls, Inc., from 1967 to
                   1988. Mr. Brengel is a director of Rexworks, Inc. Member of
                   Executive Committee.

----------------   ROBERT A. CORNOG                         Director since 1992
                                                                         Age 55
                   President, Chief Executive Officer and Chairman of the Board of Directors of Snap-on Incorporated (tool manufacturer) since 1991. Previously, Mr. Cornog served as President of
                   Macwhyte Company (wire rope manufacturer), Kenosha,
                   Wisconsin, a subsidiary of Amsted Industries. Mr. Cornog is a director of Snap-on Incorporated, Wisconsin Electric
                   Power Company, and Wisconsin Energy Corporation. Member of
                   Audit Committee and Executive Committee.

----------------   JAMES H. KEYES                            Director since 1985
                                                                          Age 55
                   Chairman and Chief Executive Officer, Johnson Controls, Inc.,
                   Milwaukee, Wisconsin. In 1985 Mr. Keyes was named Executive
[Photo]            Vice President and subsequently became Chief Operating Officer and a member of the Board of Directors. He became President of
                   Johnson Controls, Inc., in 1986, its Chief Executive Officer in
                   1988, and Chairman in 1993. Mr. Keyes is a director of Firstar
                   Corp., LSI Logic Corporation, and Universal Foods Corporation.
                   Chairman of Executive Committee.
----------------   R. DOUGLAS ZIEGLER                          Director since 1979
                                                                            Age 68
                   President and director, Principal Preservation Portfolios, West
                   Bend, Wisconsin (mutual funds) and Chairman, The Ziegler
[Photo]            Companies, Inc., West Bend, Wisconsin (holding
                   company-financial services and environmental services). Mr.
                   Ziegler served as the Chief Executive Officer of The Ziegler
                   Companies, Inc., through 1990. Mr. Ziegler is a director of
                   Principal Preservation Portfolios, Inc., and The Ziegler
                   Companies, Inc. Chairman of Pension and Benefits Committee and
                   member of Executive and Directors Committees.
CLASS OF 1998
----------------   WILLIAM F. ANDREWS                          Director since 1991
                                                                            Age 64
                   Chairman of Schrader, Inc. and Chairman of Scovill Fasteners
                   Inc., since 1995. Chairman, President and Chief Executive
[Photo]            Officer, Amdura Corporation from 1993-1995. President and Chief
                   Executive Officer, UNR Industries, Inc., Chicago, Illinois
                   (diversified manufacturer) from 1991 to 1993, President of
                   Massey Investment Company, Nashville, Tennessee (private
                   investment company) from 1989 to 1990, and Chairman, CEO and
                   President of Singer Sewing Machine Company (SSMC) Inc.,
                   Shelton, Connecticut (diversified manufacturer) from 1986 to
                   1989. Mr. Andrews is a director of Corrections Corporation of
                   America, Harley-Davidson, Inc., Katy Industries, Black Box
                   Corp., Navistar International Corporation, Northwestern Steel &
----------------   Wire Co. Process Technology Holdings Co., and Southern New
                   England Telecommunications Corporation. Member of Compensation
                   and Directors Committees.

----------------   ROBERT L. BARNETT                         Director since 1986
                                                                          Age 55
                   Vice President, iDen Group, Motorola, Schaumburg, Illinois since May, 1995. Consultant in the field of international communications from 1992 to 1995. Vice-Chairman, Ameritech and President, Ameritech Bell Group, American Information
                   Technologies Corporation, Chicago, Illinois
                   (telecommunications) from 1989 to 1993 and President,
                   Ameritech Enterprise Group, from 1987 to 1989. Mr. Barnett is a director of USG Corp. Member of Executive and Pension and Benefits Committees and Chairman of Directors Committee.

----------------   WILLIE D. DAVIS                           Director since 1991
                                                                          Age 61
                   President of All Pro Broadcasting Incorporated, Los Angeles,
                   California (radio broadcasting) since 1977. Mr. Davis is a director of Alliance Bank Co., Dow Chemical Company, Kmart
                   Corporation, MGM Grand, Inc., Sara Lee Corporation,
                   Strong/Corneliuson Capital Management, Inc., and WICOR, Inc.
                   Member of Audit Committee.

----------------   DONALD TAYLOR                             Director since 1975
                                                             Age 68
                   Principal in Sullivan Associates, Milwaukee, Wisconsin
                   (specialists in board of directors searches) since 1992. Mr.
                   Taylor served as Managing Director U.S.A., Anatar
                   Investments, Ltd., (venture capital specialist) from 1989 to 1992, and previously as Chairman of Rexnord, Inc., Milwaukee, Wisconsin. Mr. Taylor is a director of Banta
                   Corporation and Harnischfeger Industries, Inc. Chairman of
                   Compensation Committee and member of Executive and Audit
                   Committees.

----------------   RICHARD F. TEERLINK                         Director since 1994
                                                                            Age 59
                   President and Chief Executive Officer of Harley-Davidson, Inc.,
                   Milwaukee, Wisconsin since March 1989. Mr. Teerlink has served
[Photo]            as President and Chief Operating Officer of Harley-Davidson
                   since March 1988. Mr. Teerlink is a director of Firstar Bank
                   Milwaukee and Outboard Marine Corporation. Member of Audit
                   Committee.
CLASS OF 1997
----------------   PAUL A. BRUNNER                           Director since 1983
                                                                          Age 60
                   President and Chief Executive Officer, Spring Capital, Inc.,
                   Stamford, Connecticut (investment management) since 1985.
[Photo]            President and Chief Executive Officer, ASED, Inc., 1982-1984.
                   President and Chief Executive Officer, Crouse Hinds Co.,
                   1967-1982. Chairman of Audit Committee and member of
                   Compensation Committee.

----------------   SOUTHWOOD J. MORCOTT                        Director since 1993
                                                                            Age 57
                   Chairman since 1990, President since 1986, and Chief Executive
                   Officer since 1989 of Dana Corporation, Toledo, Ohio (vehicular
[Photo]            and industrial component manufacturer). Mr. Morcott is a
                   director of CSX Corporation, Dana Corporation, and Phelps-Dodge
                   Corporation. Member of Compensation Committee and Directors
                   Committee.

----------------   MARTHA R. SEGER                           Director since 1991
                                                                          Age 63
                   Visiting Distinguished Professor of Finance at Central Michigan
                   University from 1993 to present. John M. Olin Distinguished
                   Fellow in the Karl Eller Center for the Study of the Private
                   Market Economy, School of Business and Public Administration,
                   University of Arizona, Tucson, Arizona, from 1991 to 1993.
                   Member of the Federal Reserve Board from 1984 to 1991. Dr.
                   Seger is a director of Amoco Corp., Providian Corp., Fluor
                   Corp., Kroger, Inc., Tucson Electric, and Xerox Corp. Member of
                   Pension and Benefits Committee.

----------------   GILBERT R. WHITAKER, JR.                  Director since 1986
                                                                          Age 64
                   Professor of Business Economics, University of Michigan, 1995-
                   Present. Provost and Executive Vice-President for Academic
                   Affairs, University of Michigan, 1990-1995. Mr. Whitaker served as Dean, School of Business Administration, University of
                   Michigan, from 1979 to 1990. Mr. Whitaker is a director of
                   Handleman Company, Lincoln National Corporation, and Structural
                   Dynamics Research Corp. Member of Pension and Benefits
                   Committee.

Each of the directors or nominees for director has had the principal occupation indicated or in certain instances has served in another executive position with the employer indicated or an affiliate thereof during the last five years.

The Audit Committee of the Board of Directors met three times during fiscal 1995. Its functions include, but are not necessarily limited to, the following:
(1) to review the adequacy of internal controls established by management; (2) to assess the adequacy of the financial reporting process and selection of accounting policies; (3) to review management's evaluation and proposed selection of independent accountants, including the appropriateness of fees, and to recommend to the Board of Directors the appointment of independent accountants subject to the ratification by the shareholders; (4) to review the adequacy of audit plans prepared by internal audit and independent accountants;
(5) to review periodically the status of significant issues and internal control recommendations; (6) to meet and to consult with the Company's internal auditors and accounting and financial personnel and with independent public accountants concerning the foregoing matters; (7) to report on the results of these activities periodically to the Board of Directors; (8) to review significant issues concerning litigation, contingent liabilities, and tax and insurance; (9) to review management information systems of the Company; and (10) to monitor compliance procedures of the Company and their implementation.

The Compensation Committee of the Board of Directors met four times during fiscal 1995. Its functions include, but are not necessarily limited to, the following: (1) to consider and make recommendations to the Board of Directors regarding the selection and retention of elected officers and certain other principal officers and key employees of the Company and its subsidiaries; (2) to consider and make recommendations regarding salary structure, officer gradings, and salaries for elected officers; (3) to administer, make grants and awards, make rules, and recommend amendments to the Company's executive compensation plans; (4) to consider and make recommendations to the Board concerning bonus awards, perquisites, and other remuneration to executive officers; (5) to consider and make recommendations concerning the total compensation package for all elected officers and to approve the disclosure of such information in the Company's proxy statement; (6) to oversee the selection of, and to meet with, outside consultants to review the Company's executive compensation programs as appropriate; (7) to review and make recommendations concerning management succession; and (8) to recommend to the Board of Directors the selection of the Chief Executive Officer of the Company.

The Directors Committee of the Board of Directors met three times during fiscal 1995. Its function includes, but is not necessarily limited to, the following:
(1) to review the qualifications of, and to make recommendations to the Board of Directors concerning, nominees for directors; (2) to review and consider candidates for election as directors submitted by the shareholders; (3) to consider and make recommendations concerning the size and composition of the Board of Directors; (4) to develop and recommend guidelines and criteria to determine the qualifications of directors; (5) to recommend an overall compensation program for directors; (6) to review and recommend committees and committee structure for the Board; (7) to recommend performance criteria for the Board of Directors and to review its performance; and (8) to review conflicts of interest that may affect directors. Shareholders wishing to propose director candidates for consideration by the Directors Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications. Further, the Company's By-Laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to elections of directors to be held at an annual meeting, among other things, a shareholder must give written notice of an intent to make such a nomination complying with the By-Laws to the Secretary of the Company not less than 60 days nor more than 90 days prior to the fourth Tuesday in the month of January.

The Executive Committee of the Board of Directors met once during fiscal 1995. Its functions include the exercise of certain powers of the Board of Directors in the general supervision and control of the business and affairs of the Company during intervals between meetings of the Board of Directors.

The Pension and Benefits Committee of the Board of Directors met five times during fiscal 1995. Its functions include, but are not necessarily limited to, the following: (1) to review annually actuarial assumptions and actuarial valuation of the pension plans of the Company; (2) to review investment policy of the funds of the employee benefit plans of the Company; (3) to select and to terminate investment managers as appropriate; (4) to review with investment advisors past performance and current investment strategy; (5) to review and approve the adoption of any new trust agreements or master trusts implementing the plans; (6) to monitor and oversee Company policies affecting employee benefit plans; and (7) to oversee administration of plans, to review annually plan provisions, and to recommend amendments to the plans as appropriate.

During fiscal 1995, the Board of Directors met six times. Each director attended 80% or more of the total number of meetings held during fiscal 1995 while he or she was a member of the Board, including meetings of committees of which the director is a member.

Directors who are not employees receive a $33,000 annual retainer, plus $1,200 for each Board meeting they attend, $1,200 for each meeting they attend of Board committees of which they are members, $1,500 for each meeting they attend of Board committees of which they are chairmen, plus expenses.

In addition, directors who are not employees are covered by a medical reimbursement plan. This medical coverage is secondary coverage and only available to the extent a director does not have primary coverage. Effective October 1, 1995, the Board limited the availability of this medical coverage to those directors currently eligible for such coverage. Future directors will not be eligible to receive this coverage. Prior to October 1, 1995, directors who are not employees were also covered under a life insurance plan. Effective October 1, 1995, the Board eliminated this life insurance coverage.

Under the Stock Plan for Outside Directors adopted on January 27, 1993, up to 50% of the retainer fee will be paid in Common Stock each year. The remainder will be paid in cash at the same time. The stock will be priced as of the date of the Annual Meeting. In addition, new directors receive an initial grant of 200 shares of Common Stock. New directors also receive a pro rata share of the annual retainer for the remainder of that year, and the stock provided as part of the annual retainer will be priced as of the date of the first meeting of the Board at which the new director participates.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table on page 11 shows the compensation for the past three fiscal years of each of the Company's five most highly compensated executive officers, including the Chief Executive Officer (the named executive officers).

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

The Company has in effect employee stock option plans pursuant to which options to purchase Common Stock of the company and stock appreciation rights (SARs), which are rights, granted in tandem with an option, to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of exercise of the option, are granted to officers and other key employees of the Company and its subsidiaries. The table on page 12 shows Options/SAR grants in fiscal 1995 to the named executive officers. Of the stock options shown in the Summary Compensation Table on page 11 and the Option/SAR Grant Table on page 12, 25% of the options were options with tandem SARs. In April 1995, stock options granted in November 1994 to foreign nationals were canceled and free-standing SARs were issued in their place.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUE TABLE

The table on page 12 shows information concerning the exercise of stock options or tandem SARs during fiscal 1995 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation          Long-Term Compensation
                                -------------------------------  -------------------------
                                                                   Long-Term
                               Fiscal                             Options/SARs    Incentive
Name and Principal Position     Year     Salary($)    Bonus($)        (#)         Payout($)
----------------------------   ------    ---------    --------    ------------    ---------
James H. Keyes                  1995      731,250     599,400         30,000       363,000
Chairman and Chief Executive    1994      662,500     628,560         51,000       330,000
  Officer                       1993      606,246     523,438       No Grant       208,850
John M. Barth                   1995      407,496     264,649         20,000       165,000
Executive Vice-President        1994      367,500     268,114         24,000       145,000
                                1993      329,997     246,976       No Grant        85,211
Joseph W. Lewis                 1995      346,000     175,463         15,000       156,200
Executive Vice-President        1994      326,750     210,367         19,000       137,000
                                1993      306,504     192,294       No Grant        85,211
Stephen A. Roell                1995      302,496     200,136         15,000        79,200
Vice-President and Chief        1994      250,000     189,168         20,000        72,000
Financial Officer               1993      212,496     133,925       No Grant        27,569
John P. Kennedy                 1995      248,500     144,547          7,000        78,100
Vice-President, Secretary,      1994      221,250     131,162          8,500        71,000
and General Counsel             1993      197,034      87,170       No Grant        44,276

                      OPTIONS/SAR GRANTS IN FISCAL 1995(1)

                                                                            Potential Realizable
                            Individual Grants
-------------------------------------------------------------------------     Value at Assumed
                                     % of Total                             Annual Rates of Stock
                                    Options/SARs   Exercise                  Price Appreciation
                                     Granted to     or Base                 for Full Option Term
                     Options/SARs   Employees in     Price     Expiration   ---------------------
       Name            Granted      Fiscal 1995    ($/Share)      Date         5%         10%
-------------------  ------------   ------------   ---------   ----------   --------   ----------
OPTIONS/SARs GRANTED November 16, 1994
James H. Keyes          30,000          4.31%      $49.3125     11/16/04    $930,371   $2,357,743
John M. Barth           20,000          2.88%      $49.3125     11/16/04    $620,247   $1,571,828
Joseph W. Lewis         15,000          2.16%      $49.3125     11/16/04    $465,185   $1,178,871
Stephen A. Roell        15,000          2.16%      $49.3125     11/16/04    $465,185   $1,178,871
John P. Kennedy          7,000          1.01%      $49.3125     11/16/04    $217,087   $  550,140

-------------------------
(1) The Stock Option/SAR plans are administered by the Compensation Committee of the Board of Directors, which has authority to determine the individuals to whom and the terms at which option and SAR grants shall be made, certain terms of the options, and the number of shares to be subject to each option. The per share option/SAR prices are the fair market value of the Company's Common Stock on the date of the grant, and the term of the options is 10 years. Fifty percent of each award is exercisable two years after the grant, and the remainder is exercisable three years after the grant.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                Value of Unexercised
                          Number of                 Number of Unexercised           In-the-Money
                         Shares/SARs               Options/SARs at FY-End      Options/SARs at FY-End
                         Acquired on    Value     -------------------------   -------------------------
         Name             Exercise     Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
-----------------------  -----------   --------   -------------------------   -------------------------
James H. Keyes              25,000     $568,750        71,000 / 81,000          $1,804,000 / $909,562
John M. Barth                9,600     $262,200        20,000 / 44,000            $467,500 / $510,750
Joseph W. Lewis             12,000     $317,250        28,600 / 34,000            $734,525 / $392,625
Stephen A. Roell             4,482     $ 76,618        10,000 / 35,000            $233,750 / $402,187
John P. Kennedy                  0     $      0        15,200 / 15,500            $404,800 / $179,718

LONG-TERM INCENTIVE PLAN AWARDS

The following table shows each Contingent Performance Award made to any named executive officer for the 1996 fiscal year under the Company's Long-Term Performance Plan (LTPP). Payouts of awards are tied to the Company's weighted average return on shareholder's equity for fiscal years 1996, 1997 and 1998 compared to the median return on shareholder's equity of the Standard & Poor's Manufacturers (Diversified Industrial) Index (S&P index) during the same three-year period. Performance in the third year of the award is multiplied by 3/6, performance in the second year is multiplied by 2/6, and performance in the first year is multiplied by 1/6 to establish a weighted average. If the Company's average level of return is: (1) less than the 45th percentile of the return for companies in the S&P index, no award is earned; (2) equal to or greater than the 45th percentile, the threshold amount is earned; (3) equal to or greater than the 50th percentile, the target amount is earned; (4) equal to or greater than the 55th percentile, 110% of the target amount is earned; and
(5) equal to or greater than the 60th percentile, the maximum amount is earned.

In fiscal 1995, based upon the data available at the time of this proxy, LTPP participants were paid 92% of the maximum amount available under the criteria established by the Compensation Committee. When the remaining comparison companies have reported, these awards could increase to 100% of the maximum amount.

                        Amount of       Performance
                       Contingent      Period Until
                       Performance     Maturation or     Threshold     Target      Maximum
       Name             Award ($)         Payout            ($)          ($)         ($)
-------------------    -----------     -------------     ---------     -------     -------
James H. Keyes           675,000        1996-1998         540,000      675,000     810,000
John M. Barth            249,000       Fiscal Years       199,200      249,000     298,800
Joseph W. Lewis          211,000                          168,800      211,000     253,200
Stephen A. Roell         186,000                          148,800      186,000     223,200
John P. Kennedy          139,000                          111,200      139,000     166,800

EMPLOYMENT CONTRACTS

The Company has employment agreements with each of the executive officers of the Company including the named executive officers. These agreements provide that employment shall continue for continuous terms, unless terminated by either the Company or the employee as provided therein; the term of the agreements, however, does not extend automatically after the employee reaches age 60. These agreements provide for termination by the Company for cause, for death or disability and under certain circumstances without cause. In the event of termination without cause the employees under any of the contracts will be entitled to receive benefits in an amount equal to the greater of two times the Company's termination allowance policy for administrative employees or an amount equal to 52 weeks' earnings of the employee. In the event of termination by the Company for cause, the employee's compensation is terminated immediately. Change of control agreements have also been entered into by the Company with these executives. In the event of a change of control, these agreements provide for a severance payment equal to three times the executive's annual compensation at the time plus a lump sum payment for the actuarial equivalent of lost benefits under the applicable retirement plan if the executive is terminated other than for cause or has good reason to terminate his or her employment. If the amount to be paid upon termination exceeds certain amounts established under the Internal Revenue Code, so as to require the payment of additional federal taxes, the executive receives an additional payment such that, after payment by the executive of all taxes payable in connection with the agreement, the executive will retain the full amount of the payments to which he is entitled under the agreement. The executive has a 30-day period at the end of the first year after a change of control to terminate his or her employment for any reason and receive the benefit.

The Company has in effect an Executive Survivor Benefits Plan for certain executives. Coverage under this plan is in lieu of the Company's regular group life insurance coverage. In the event of the death of a participating executive while he is employed by the Company, his beneficiary is entitled to payments of between 90% and 100% (depending on the executive's age) of the executive's final base annual salary for a period of 10 years.

The Executive Incentive Compensation Plan (EICP) provides that, in the event of a change of control of the Company, certain participants, including the named executive officers, may re-elect to receive early payment of deferred amounts, and a participant may direct the Company to cause a letter of credit be issued in an amount sufficient to provide for all payments due to such participant under the Plan. The Long-Term Performance Plan also provides that, in the event of a change of control of the Company, certain participants, including the named executive officers, shall be entitled to receive early payment of deferred amounts.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the tabulation indicating as of October 31, 1995, the shares of the Company's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of the Company as a group. No executive officer or director owns more than 1% of the outstanding shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

                           Amount and
                           Nature(1)
         Name of               of
    Beneficial Owner       Ownership
-------------------------  ----------
James H. Keyes               199,464(2)(3)
John M. Barth                 45,990(2)(3)
Joseph W. Lewis              122,008(2)(3)
Stephen A. Roell              28,271(2)
John P. Kennedy               24,053(2)(3)
William F. Andrews             2,155
Robert Barnett                 8,125(3)
Fred L. Brengel              126,280(3)
Paul A. Brunner                5,850

                           Amount and
                           Nature(1)
         Name of               of
    Beneficial Owner       Ownership
-------------------------  ----------
Robert A. Cornog               2,865(3)
Willie D. Davis                1,050
Southwood J. Morcott           1,856(3)(4)
Martha R. Seger                1,384(3)
Donald Taylor                  3,736(3)
Richard F. Teerlink            1,078
Gilbert R. Whitaker, Jr.       4,678(3)
R. Douglas Ziegler            10,650
All directors and executive officers as a group (not including deferred shares
  referred to in footnote 3 or the shares referred to in footnote 4)    TOTAL
  624,435(2)
                                         TOTAL PERCENT OF CLASS            1.52%

-------------------------
(1) Includes all shares with respect to which each officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(2) Includes shares of Common Stock which, as of October 31, 1995, were subject to outstanding stock options exercisable within 60 days.

(3) Includes deferred shares under the EICP, LTPP, or the Deferred Compensation Plan for Certain Directors. Total amounts of such deferred shares include Mr. Keyes at 40,973 shares; Mr. Barth at 3,175 shares; Mr. Lewis at 23,314 shares; Mr. Kennedy at 2,338 shares; Mr. Barnett at 6,709 shares; Mr. Brengel at 17,203 shares; Mr. Cornog at 1,015 shares; Mr. Morcott at 762 shares; Ms. Seger at 427 shares; Mr. Taylor at 568 shares; and Mr. Whitaker at 2,443 shares. Including deferred shares, management holds 725,972 shares, or 1.76% of the class of common stock.

(4) Includes 300 shares acquired on November 24, 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Willie D. Davis, a director of the Company, is an owner of more than 10% of Process Adhesives, from which the Company purchased approximately $169,470 of goods during fiscal year 1995. It is not practicable to determine the amount of his interest in the transaction.

COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PRINCIPLES

The Company's Executive Compensation Program is based on guiding principles designed to align executive compensation with Company values and objectives, business strategy, management initiatives, and business financial performance. The Johnson Controls Vision, approved by the Board of Directors, identifies customer satisfaction, technology, growth, market leadership, and shareholder value as the Company's primary objectives. In applying these principles the Compensation Committee (the Committee) has established a program to:

- Attract and retain key executives critical to the long-term success of the Company and each of its business groups.

- Reward executives for long-term strategic management and the enhancement of shareholder value.

- Integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes, which focus on after-tax return on shareholder equity, return on investment, growth, market share, and cost reduction.

- Support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

- Take steps to assure that future executive compensation payments remain tax-deductible.

EXECUTIVE COMPENSATION PROGRAM

The total compensation program involves a market comparison of total compensation, based on surveys provided to the Company by an independent compensation consultant. A survey of 22 companies with annual sales between $1 billion and $13 billion, comparing all elements of executive officer compensation, including stock options and benefits, was provided by an independent compensation consultant with respect to compensation for officers and senior managers. Average sales of these 22 companies was $5 billion; adjustments were made to account for differences in annual sales between the Company and those companies in the survey. The level of comparison is the 50th percentile for total compensation.

The program consists of both cash and equity-based compensation. The annual compensation consists of a base salary and an annual bonus under the EICP. The Committee determines the level of salary for key executive officers and a salary range for other executive officers. Factors considered in determining salary amounts or ranges include prior year salary, changes in individual job responsibilities, past performance of individuals, and, most importantly, achievement or trends toward achievement of specified Company goals and the salary comparison survey results. Generally, all executive officers participate in the EICP. For each fiscal year, the Committee determines in advance and communicates to the executive the formula for the award, which is based on specified benchmarks for return on shareholders' equity, or return on group or division assets, increase in market share, or cost reduction. These benchmarks are consistent with the Company's annual and long-term strategic planning objectives based on achievement of business plans approved by the Board of Directors that include goals of improved performance over the previous year and take into account industry growth and cycles. At the end of the fiscal year, the Committee applies the formula to objective performance results to determine an executive's award for the year. Except under the EICP Qualified Plan, where discretionary increases to the bonus amount may no longer be made, adjustments may then be made by the Committee, within specified ranges, for the executive's achievement of specified objectives and individual job performance.

Long-term incentives are provided through both the LTPP and stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the LTPP. Generally, all named executive officers participate in the LTPP, which is intended to motivate executives to achieve longer-term objectives by providing incentive compensation based on Company performance over a three-year period. For each award under the LTPP, the Committee assigns an executive a contingent performance award, which the executive has the opportunity to earn based upon the Company's return on equity during the specified three-year period. Currently, LTPP awards are based upon a specified level of return on shareholders' equity relative to the Standard & Poor's Manufacturers (Diversified Industrial) Index median return on shareholders' equity. The specified level of return is consistent with the Company's strategic planning objectives. At the end of the period, the Committee applies the specified goal to objective performance results to determine the executive's LTPP award.

The Committee grants stock options and stock appreciation rights (SARs) under the 1992 Stock Option Plans. The Committee has the authority to determine the individuals to whom stock options and SARs are awarded, the terms at which option grants shall be made, the terms of the options, and the number of shares subject to each option. Compensation to executives through stock options and SARs and the LTPP, taken together, is targeted at the 50th percentile of such compensation granted by similar companies as identified in the survey. Current stock ownership by executives, the number of unexercised options that may be outstanding for an executive or executives as a whole, and other factors may be considered only for new or promoted officers. Through the award of stock option grants, the objective of aligning executive officers' long-range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

Executive officers may also participate in the Company's Savings and Investment Plan (401k Plan), which includes Company contributions to the Plan, an Equalization Benefit Plan under which certain executives, including the named executive officers, are entitled to additional benefits that cannot be paid under qualified plans due to Internal Revenue Code limitations and in addition other benefit plans generally available to all levels of salaried employees. Also, certain executive officers may elect to defer certain awards or compensation under plans. Deferred awards are accounted for as if invested in various accounts.

The Board of Directors has adopted an Executive Stock Ownership Policy, which requires that all officers and senior managers in each business group, within five years of becoming subject to the Policy, hold Common Stock of the Company in an amount, depending upon the officer or manager, of one to three times their annual salary. Total compensation to be received by these individuals is not affected by the policy. To facilitate the acquisition of Common Stock by executives subject to the Executive Stock Ownership Policy, the Board of Directors has adopted, subject to shareholder approval at the January 24, 1996 Annual Meeting, a Common Stock Purchase Plan for Executives (CSPPE). All officers and key executives may participate in the CSPPE. Participants in the CSPPE may deduct from their pay up to a maximum of $2,500 per month to purchase shares of the Company's Common Stock. The price of each share of such stock will be 100% of the average price of shares purchased by Firstar Trust Company as agent for the participants. No brokerage fees or commissions will be charged, and the Company will bear the expenses of administering the CSPPE.

Approximately 50% of the total compensation paid in the executive officer group is performance related, which is comparable to the average of the companies identified in the executive compensation survey.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee relied on the same approach in determining the Chief Executive Officer's compensation as it used for compensation of other executive officers. The Chief Executive Officer of the Company received a base salary in fiscal 1995 of $750,000, which represented an increase of 11% over the previous year. The Chief Executive Officer's base salary remained below the average base salary for chief executive officers for the 22 companies reviewed. His fiscal 1995 EICP award of $599,400 was based upon the return on shareholder's equity for the Company for fiscal 1995 and represented 52.1% of the maximum amount available under the criteria established by the Committee. In fiscal 1995, the Chief Executive Officer received payments under the LTPP of $363,000, based upon the Company's return on shareholder's equity over the past three fiscal years, and it represented 92% of the maximum amount available under the criteria established by the Committee based upon the data available on the date of this proxy. When the remaining comparison companies have reported, this award could subsequently increase to 100% of the maximum amount. Stock options were awarded in November 1994, when the Chief Executive Officer received an option award of 30,000 shares.

Approximately 70% of the total compensation paid to the Chief Executive Officer is performance related, which is comparable to the average for the companies identified in the survey.

                             COMPENSATION COMMITTEE
                            Donald Taylor, Chairman
                               William F. Andrews
                                Paul A. Brunner
                              Southwood J. Morcott

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the S&P Manufacturers (Diversified Industrial) Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG S&P 500 INDEX, S&P MANUFACTURERS (DIVERSIFIED
                  INDUSTRIAL) INDEX AND JOHNSON CONTROLS, INC.


                                               Manufacturers
      Measurement Period                       (Diversified
    (Fiscal Year Covered)        S&P 500       Industrial)         JCI
    ---------------------        -------       -------------       ---
            1990                  100.0           100.0           100.0
            1991                  131.2           131.0           175.7
            1992                  145.7           137.7           217.8
            1993                  164.6           163.2           305.4
            1994                  170.7           181.3           287.2
            1995                  221.4           241.5           375.7

         ASSUMES $100 INVESTED ON SEPTEMBER 30, 1990, IN S&P 500 INDEX
  S&P MANUFACTURERS (DIVERSIFIED INDUSTRIAL) INDEX AND JOHNSON CONTROLS, INC., AND THAT DIVIDENDS ARE REINVESTED AT THE END OF MONTH IN WHICH THEY ARE PAID.

PENSION PLANS

                               PENSION PLAN TABLE

The following table shows the maximum annual retirement benefits payable in dollars under the Company's plans (including amounts attributable to the Company's Equalization Benefit Plan) at the normal retirement age for specified remunerations and years of service under provisions in effect on September 30, 1995, and assuming retirement on that date. Compensation for purposes of the plans for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonus or Executive Incentive Compensation Plan awards for each such person.

                             Maximum Annual Pension at Normal Retirement Age
                                  After Years of Participating Service
     Average Annual             (Prior to Adjustment for Social Security
Compensation in Highest                   Covered Compensation)
5 Years of Last 10 Years     -----------------------------------------------
   Before Retirement         25 Years     30 Years     35 Years     40 Years
------------------------     --------     --------     --------     --------
       $  100,000             42,500       51,000       56,750       62,500
       $  200,000             85,000      102,000      113,500      125,000
       $  250,000            106,250      127,500      141,875      156,250
       $  300,000            127,500      153,000      170,250      187,500
       $  400,000            170,000      204,000      227,000      250,000
       $  500,000            212,500      255,000      283,750      312,500
       $  600,000            255,000      306,000      340,500      375,000
       $  700,000            297,500      357,000      397,250      437,500
       $  800,000            340,000      408,000      454,000      500,000
       $  900,000            382,500      459,000      510,750      562,500
       $1,000,000            424,992      509,988      567,492      624,996
       $1,100,000            467,496      561,000      624,252      687,492

As of September 30, 1995, the persons named in the Summary Compensation Table were credited with the following years of service under the Company's pension plan: Mr. Keyes, 26 years; Mr. Barth, 25 years; Mr. Lewis, 34 years; Mr. Roell, 12 years; and Mr. Kennedy, 10 years.

Pension plans of the Company generally apply to all regular employees, including officers of the Company. The Johnson Controls Pension Plan (the Plan), effective January 1, 1989, generally covers all salaried and non-union hourly employees of the Company. The Plan has been amended from time to time. Under the Plan, benefits are accrued according to the following formula: 1.15% of Participant's Average Monthly Compensation multiplied by the Participant's years of Benefit Service plus 0.55% of Average Monthly Compensation in excess of the Participant's Covered Compensation multiplied by the Participant's years of Benefit Service. The amounts actually payable may be actuarially adjusted to reflect the Participant's marital status, early retirement or termination, and, in some circumstances, age. "Average Monthly Compensation" is defined as the average monthly compensation for the highest five consecutive years in the last 10 years. "Benefit Service" generally means the number of years worked for the Company. "Covered Compensation" means the average of compensation subject to Social Security taxes for the 35-year period ending in the year the Participant attains Social Security Retirement Age; i.e. the age at which the Participant will be entitled to full Social Security payments.

Participants become entitled to benefits under the Plan after five years of service with the Company or any of its subsidiaries, and the normal retirement date is a Participant's 65th birthday.

The Internal Revenue Code places maximum limitations on the amount of benefits that may be paid under the Plan. The Company has adopted an Equalization Benefit Plan under which certain executives, including the named executive officers, are entitled to the additional pension benefits that cannot be paid under the qualified plan due to these limitations and because they have elected to defer a portion of their award under an incentive compensation plan.

               COMPENSATION PLANS SUBJECT TO SHAREHOLDER APPROVAL

The Board of Directors has adopted, subject to shareholder approval and ratification, a new 1995 Common Stock Purchase Plan for Executives (CSPPE) and it has amended the 1992 Stock Option Plan. The original 1992 Stock Option Plan was approved and ratified by the shareholders at the 1993 Annual Meeting.

PROPOSED COMMON STOCK PURCHASE PLAN FOR EXECUTIVES (CSPPE)

Under the Common Stock Purchase Plan for Executives (CSPPE), all officers and key executives of the Company are eligible to deduct from their pay a maximum of $2,500 per month to purchase shares of the Company's Common Stock. The purpose of the CSPPE is to facilitate the acquisition of Company Common Stock by those officers and executives subject to the Executive Stock Ownership Policy previously adopted by the Board of Directors. The Executive Stock Ownership Policy requires all officers and senior managers in each of the Company's business groups to hold, within five years of becoming subject to the policy, Common Stock in the Company in an amount, depending on the officer or manager, one to three times their annual salary.

The full text of the CSPPE is set forth in Exhibit A attached hereto. Major provisions of the CSPPE include the following:

     (A) Participants in the CSPPE may deduct up to a maximum of $2,500 per month from their pay to purchase shares of the Company's Common Stock.

     (B) All officers and key executives of the Company or a subsidiary that are subject to the Company's Executive Stock Ownership Policy may participate in the CSPPE. As of December 1, 1995, the number of such officers and key executives totalled 38.

     (C) The Company's transfer agent and registrar, Firstar Trust Company, is responsible for administration of the Plan, subject to the supervision and control of the Compensation Committee of the Board of Directors of the Company.

     (D) The price of each share of Common Stock purchased under the CSPPE shall be 100% of the average price of the share purchased by Firstar Trust Company as agent for the Participants. No brokerage fee or commission shall be charged.

     (E) Except for a Participant's initial election to purchase shares under the CSPPE, the purchase of shares by a Participant pursuant to a payroll deduction, an increase of amounts deducted from pay, the termination of payroll deductions, the sale of shares, or the closure of the account shall be made only pursuant to an irrevocable election made by the Participant at least six months in advance of the designated transaction. Participants that terminate payroll deductions, sell shares, or close accounts shall be prohibited from participating in the CSPPE until six months after such transaction.

     (F) The Company shall bear the expenses of administering the CSPPE.

     (G) The CSPPE shall terminate as of September 30, 2000.

Because participation in the CSPPE is voluntary and benefits of participation relate primarily to the ability to acquire Common Stock without paying commissions, the Company cannot determine the benefits that will accrue under the CSPPE to the named executive officers, other executive officers or other employees. Directors of the Company who are not employees are not eligible to participate in the CSPPE.

The affirmative vote of a majority of the votes cast on the proposal by shareholders of the Company's Common Stock and Preferred Stock units is required for approval and ratification of the Company's Common Stock Purchase Plan for Executives (CSPPE), provided that a majority of the outstanding shares of the Company's Common Stock and Preferred Stock are voted on the proposal. For purposes of determining the vote regarding this proposal, abstentions will have the effect of a vote against the proposal (but will not be counted as votes cast with respect to the proposal for purposes of determining whether a majority of the outstanding shares were voted), and broker nonvotes will have no impact on the vote.

Proxies solicited by the Board of Directors will be voted "FOR" approval and ratification of the proposed 1995 Common Stock Purchase Plan for Executives (CSPPE) unless a shareholder specified otherwise.

PROPOSED AMENDMENTS TO 1992 STOCK OPTION PLAN.

The 1992 Stock Option Plan (Stock Option Plan) was approved and ratified by the shareholders at the 1993 annual meeting. The Stock Option Plan is intended to provide Stock Options (Options) and Stock Appreciation Rights ("SARs") to induce certain officers and other key employees to remain in the employ of the Company or its subsidiaries and to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors has adopted, subject to shareholder approval and ratification, the following four amendments to the Stock Option Plan:

(A) Article 4 has been amended so that the maximum number of shares of the Company's Common Stock that may be subject to option under the Stock Option Plan has been increased from 2,000,000 shares to 4,000,000 shares. An increased number of shares is required due to the extension of the Stock Option Plan to a larger number of employees;

(B) Article 6 has been amended so that the maximum number of shares of Common Stock covered by Options which may be granted to any Participant within any two consecutive calendar year periods shall not exceed 250,000 shares in the aggregate. This amendment has been made in order to meet requirements of the Internal Revenue Code to maintain tax deductibility of the Stock Option Plan for the Company;

(C) Article 16 has been deleted in its entirety from the Stock Option Plan. The deleted Article provided as follows:

    ADDITIONAL OPTIONS. The Compensation Committee shall have the authority to include in any Option Agreement a provision entitling the Participant to an additional Option in the event such Participant exercises the Option represented by the Option Agreement, in whole or in part, by delivering previously owned whole shares of Common Stock in payment of the Option price. Any such additional Option shall be for a number of shares of Common Stock equal to the number of delivered shares, shall have an Option price determined by the Committee in accordance with Paragraph 9, shall be exercisable on the terms and subject to the conditions established by the Committee at the time of grant of such additional Option, and shall be subject to such other terms and conditions as the Committee shall determine in accordance with this Plan.

(D) Article 17(c) has been amended so that the period during which a Participant may exercise an Option or SAR after the date of a Participant's termination of employment due to early or normal retirement or total permanent disability prior to the expiration of the Option or SAR has been extended from 12 months to 36 months.

The Board of Directors believes that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

The text of the proposed amendments to the Stock Option Plan is set forth in Exhibit B attached hereto. The major provisions of the 1992 Stock Option Plan, with specific mention of the four proposed amendments, include the following:

(A) A maximum of 4,000,000 shares of the Common Stock of the Company may be subject to option under the Stock Option Plan, subject to adjustment in the event of stock dividend, stock split or similar change in outstanding shares. The Stock Option Plan approved and ratified by the shareholders at the 1993 annual meeting provided for a maximum of 2,000,000 shares and the Board of Directors, subject to shareholder approval and ratification at the 1996 annual meeting, has increased the maximum number to 4,000,000.

(B) Employees eligible to receive Options and SARs will be officers and other key employees of the Company and its subsidiaries, including the named executive officers, (the "Participants"). No Option or SAR shall be granted to any person who owns directly or indirectly shares of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company. A director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary will not be eligible to receive any Option or SAR under the Stock Option Plan. The Board of Directors, subject to shareholder approval and ratification at the 1996 annual meeting, has amended the Stock Option Plan so that the maximum number of shares of Common Stock covered by the Options which may be granted to any Participant within any two consecutive calendar year periods shall not exceed 250,000 in the aggregate.

(C) The per share Option price, as determined by the Compensation Committee of the Board of Directors (the "Committee"), shall be an amount not less than 100 percent of the fair market value of the stock on the date such Option is granted. The consideration received by the Company for the award of an Option includes the continued service of the Participant.

(D) The term of each Option shall be as determined by the Committee, but in no event shall the term of an Option exceed a period of 10 years from the date of its grant. The Option will terminate immediately upon termination of employment other than by reason of early or normal retirement, death or total and permanent disability. Unless the Option expires earlier under the terms of the Participant's Option Agreement, Options may be exercised within 12 months after termination of employment by reason of early or normal retirement, death, or total and permanent disability. The Board of Directors, subject to shareholder approval and ratification at the 1996 annual meeting, has extended the exercise period in the previous sentence from 12 months to 36 months in the event the termination of employment is due to early or normal retirement or total and permanent disability.

(E) Options may not be granted after September 22, 2002, at which time the Stock Option Plan will terminate. The Stock Option Plan may be amended or terminated earlier by the Board of Directors, but the consent of the Participants is required for any amendment or termination which would adversely affect outstanding options. The approval of shareholders is required for any modifications for which approval is required to assure conformity with applicable law.

(F) Options may not be transferred during the Participant's lifetime other than pursuant to a qualified domestic relations order.

(G) No Option shall be exercisable for a period of at least six months commencing on the date of grant except under certain conditions in the event of a change in control of the Company.

(H) Payment of the Option price may be made in cash or, if permitted by the applicable Option Agreement, by delivery of shares of common stock equivalent in fair market value, or if permitted by the applicable Option Agreement, partly in cash and partly in shares of common stock.

(I) The Board of Directors, subject to shareholder approval and ratification at the 1996 annual meeting, has deleted a provision that had provided the Committee with the authority to include in any Option Agreement a provision entitling the Participant to an additional Option in the event the participant exercised an Option by delivering previously owned shares of common stock in payment of the Option price. Under the terms of that provision, any such additional Option would have been for a number of shares equal to the number of delivered shares, would have had an Option price determined by the Committee of not less than 100 percent of the fair market value on the date the Option is granted, and would have been exercisable on the terms and conditions established by the Committee at the time of the grant and in accordance with the Stock Option Plan.

(J) A Participant may, if permitted by the applicable Option Agreement, satisfy the Company's withholding tax requirements by electing to have the Company withhold shares of Common Stock otherwise issuable under the Option or to deliver to the Company shares of Common Stock having a fair market value on the date income is recognized on the exercise of a nonstatutory Option equal to the minimum amount required to be withheld, or such greater amount as may be requested by the Participant. The Committee shall establish rules governing such withholding elections, and such elections shall be made at such times as required to conform with applicable securities laws.

(K) The Stock Option Plan will be administered by the Committee. The Committee will have complete authority to establish rules and regulations for the administration of the Stock Option Plan and to determine the individuals to whom, and the time or times at which Options or SAR's shall be granted, the types of Options, the Option periods, limitations on exercise and the number of shares to be subject to each Option.

(L) Certain Options issued under the Stock Option Plan are intended to be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, as amended, (the "Code") and the remainder of the Options issued pursuant to the Plan shall constitute nonstatutory Options.

(M) The aggregate fair market value of the stock for which an ISO is exercisable for the first time by a Participant during any calendar year under the Stock Option Plan or any other plan of the Company or any subsidiary shall not exceed $100,000. To the extent the fair market value of the shares of stock attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO shall be treated as non-statutory Options.

(N) The Stock Option Plan provides that SARs may be granted in conjunction with all or part of any Option granted under the Plan. SARs will be exercisable or transferable at such time or times and only to the extent that the Option to which they relate is exercisable or transferable. SAR's entitle the participant to receive any increase in the market value of the stock subject to the Option between the date of the Option grant and the date of exercise, and are exercised in lieu of exercising the Option with respect to such stock. The Committee shall have the sole discretion to determine the medium of payment of the economic value of the SARs (i.e., cash, stock, or any combination thereof) or to consent to or disapprove the election of the Participant to receive cash in full or partial payment. If SARs are granted, the Company must recognize as a compensation expense, and charge against earnings, an amount equal to the amount of appreciation, if any, of the value of its stock over the exercise price as the appreciation occurs.

(O) The Options will become immediately exercisable in the event of certain changes of control of the Company ("Change of Control"). Also, during the 60-day period from and after a Change of Control, each Participant shall have the right to elect to surrender all or part of the Option and to receive in lieu thereof cash in the amount by which the value per share on the date of such election exceeds the Option price per share ("LSARs"). The value of the share is determined by the highest reported sales price of a share during the 60-day period prior to the Change of Control.

The Company cannot now determine the number of Options to be received by all current executive officers as a group and all other key employees as a group. In fiscal 1995, however, approximately 741 employees received option grants under the current Stock Option Plan. The number of such Options shall be determined by the Committee pursuant to the terms of the Stock Option Plan.

The following table shows the number of fiscal 1996 Options granted on November 15, 1995 under the Stock Option Plan to the named executive officers, all executive officers as a group, and all employees as a group. The Options were granted at an exercise price of $63.6875/share. The closing price of a share of Common Stock on the New York Stock Exchange on December 1, 1995, was $68.50. Options granted under the Stock Option Plan to the named executive officers during fiscal 1995 are disclosed in the Summary Compensation Table.

                              FISCAL 1996 OPTIONS

                                                                 NUMBER OF OPTIONS
                                                                    GRANTED ON
                             NAME                                NOVEMBER 15, 1995
---------------------------------------------------------------  -----------------
James H. Keyes.................................................        40,000
John M. Barth..................................................        24,000
Joseph W. Lewis................................................        17,000
Stephen A. Roell...............................................        17,000
John P. Kennedy................................................        12,000
All Executive Officers as a Group (19 persons).................       205,100
All Employees as a Group.......................................       760,465

Directors and other persons who are not employees of the Company and who are not engaged to become employees of the Company are not eligible to receive Options under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE OPTIONEE

Incentive Stock Options. Options granted under the Stock Option Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

      i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the Participant.

      ii) A Participant's exercise of an ISO will result in no Federal income tax consequences to the Company.

     iii) A Participant's exercise of an ISO will not result in ordinary Federal taxable income to the Participant, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price in included in the Participant's computation of alternative minimum taxable income.

     iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price.

         Short-term or long-term capital gain will be realized by the Participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO.

         Short-term or long-term capital loss will be realized by the Participant at the time of such a dispositon to the extent that the option price exceeds the amount of proceeds from the sale.

         If a disposition is made as described in this section, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income realized by the Participant.

      v) If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the Participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant's Federal income tax basis in the shares, usually the option price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.

Nonstatutory Stock Options. Options granted under the Stock Option Plan which do not qualify as ISOs ("nonstatutory options") will, in general, be subject to the following Federal income tax treatment:

      i) The grant of a nonstatutory option will give rise to no Federal income tax consequences to either the Company or the Participant.

     ii) The exercise of a nonstatutory option will generally result in ordinary Federal taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant, provided the Company deducts and withholds all appropriate Federal withholding tax.

    iii) Upon a subsequent disposition of shares, a Participant will recognize a short-term or long-term capital gain (or loss) equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

Stock Appreciation Rights. Any SARs which may be granted in conjunction with all or part of any option granted under the Stock Option Plan, including LSARs, will be subject to the following Federal income tax treatment:

      i) The grant of a SAR or LSAR will give rise to no Federal income tax consequences to either the Company or the Participant.

     ii) Upon the exercise of a SAR or LSAR, the economic value received by the Participant, the excess of the fair market value of the shares on the date of the exercise over the option price, will be taxable to the Participant as ordinary Federal taxable income. The Company will receive a Federal income tax deduction in an amount equal to the income realized by the Participant.

The Federal income tax consequences described in this section are based on laws and regulations in effect on October 31, 1995, and future changes in those laws and regulations may affect the tax consequences described herein. No discussion of state income tax treatment has been included.

The affirmative vote of a majority of the votes cast on the proposal by shareholders of the Company's Common Stock and Preferred Stock units is required for approval and ratification of the amendments to Stock Option Plan, provided that a majority of the outstanding shares of the Company's Common Stock and Preferred Stock are voted on the proposal. For purposes of determining the vote regarding this proposal, abstentions will have the effect of a vote against the proposal (but will not be counted as votes cast with respect to the proposal for purposes of determining whether a majority of the outstanding shares were voted), and broker nonvotes will have no impact on the vote.

Proxies solicited by the Board of Directors will be voted "FOR" approval and ratification of the proposed amendments to the 1992 Stock Option Plan unless a shareholder specified otherwise.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, since October 1, 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

SELECTION OF AUDITORS

Management will propose the adoption of a resolution ratifying the Board of Directors' decision to appoint Price Waterhouse as auditors. If the shareholders fail to ratify such selection, the Board will reconsider it. Representatives of Price Waterhouse are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS

Proposals of shareholders which are intended to be presented at the 1997 annual meeting must be received by the Company no later than August 18, 1996, to be included in the Company's proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 1997 annual meeting must comply with the requirements set forth in the Company's By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the fourth Tuesday of the month of January. The 1997 annual meeting will be held on January 22, 1997, or on such other date designated by the Board of Directors.

OTHER MATTERS

The matters referred to in the notice of meeting and in the proxy statement are, as far as management now knows, the only matters which will be presented for consideration at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote on them in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies also may be solicited personally and by telephone by certain officers and regular employees of the Company. D.F. King & Co., Inc., has been retained for solicitation of all brokers and nominees at a cost of approximately $11,000 plus customary out-of-pocket expenses. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold stock of the Company.

The Company's 1995 Annual Report has already been mailed to the shareholders.

JOHNSON CONTROLS, INC.

John P. Kennedy, Secretary
December 20, 1995

                                                                       EXHIBIT A

                   COMMON STOCK PURCHASE PLAN FOR EXECUTIVES

                                   SECTION 1
                                    PURPOSE

The purpose of this Plan is to facilitate the acquisition of Company shares by those executives subject to the Executive Stock Ownership Policy previously adopted by the Board of Directors and as amended from time to time.

                                   SECTION 2
                      EFFECTIVE DATE AND TERMINATION DATE

2.1 The Plan shall be effective as of October 1, 1995. The Plan is subject to Shareholder approval at the Annual Meeting of Shareholders of the Company on January 24, 1996. If the shareholders do not approve the Plan at that time, then all amounts contributed by Participants will be returned to the Participants, without interest or credit for gains or losses on shares purchased or sold under the Plan.

2.2 The Plan shall terminate as of September 30, 2000.

                                   SECTION 3
                                  DEFINITIONS

3.1 The "Company" is Johnson Controls, Inc., a Wisconsin corporation, and any successor thereto that adopts the Plan.

3.2 The "Plan" is the Johnson Controls, Inc. Common Stock Purchase Plan for Executives adopted on September 27, 1995, by the Board of Directors of the Company.

3.3 The "Board" is the Board of Directors of the Company.

3.4 A "Participant" is an officer or key executive of the Company or a subsidiary who has elected to participate in the Plan.

                                   SECTION 4
                                  ELIGIBILITY

All officers and key executives of the Company or a subsidiary subject to the Company's Executive Stock Ownership Policy may participate in the Plan. All other employees of the Company who reside in the United States, Canada, or Puerto Rico and have reached the age of majority in their states may participate in the Company's Common Stock Purchase Plan without complying with the requirements of this Plan.

                                   SECTION 5
                                 ADMINISTRATION

5.1 Administration of the Plan, except as otherwise provided herein, shall be the same as, and shall be conducted as part of, the administration of the Common Stock Purchase Plan for the Company, as set forth in JCI Publication 8777 (Rev. 3/93). The Company's transfer agent and registrar, Firstar Trust Company, is responsible for the administration of the Plan, subject to the supervision and control of the Compensation Committee of the Board of Directors of the Company.

5.2 Prior to participating in the Plan, a Participant shall enter into a written agreement with the Company in which the Participant shall agree that any derivative security related to the Plan shall not be transferable other than by will or descent or pursuant to a qualified domestic relations order.

5.3 The price of each share of the Company's Common Stock purchased under the Plan shall be 100% of the average price of shares purchased by Firstar Trust Company as agent for the Participants. No brokerage fee or commission shall be charged. Funds representing cash dividends (both on stock held in the name of the Participant and on any full or fractional shares held under the
    Plan) will be applied to the purchase of Common Stock of the Company under the Plan on the cash dividend payment date or as soon as practicable thereafter, in the same manner as under the Common Stock Purchase Plan.

5.4 Except for a Participant's initial election to purchase shares under the Plan, the purchase of shares by a Participant pursuant to payroll deduction, an increase of amounts deducted from pay, the termination of payroll deductions, the sale of shares, or the closure of the account shall be made only pursuant to an irrevocable election made by the Participant at least six months in advance of the designated transaction.

5.5 Participants that terminate payroll deductions, sell shares, or close accounts shall be prohibited from participating again in the Plan until six months after such transaction.

5.6 The maximum amount that may be deducted from a Participant's pay each month shall be $2,500.

5.7  The Company shall bear the expenses of administering the Plan.

5.8 The Board of Directors of the Company may amend the Plan from time to time; however, any amendments requiring approval of the shareholders of the Company pursuant to Rule 16b-3 of the Securities and Exchange Act of 1934 shall be effective only upon such shareholder approval.

5.9 This Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of Wisconsin.

5.10 Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

EXHIBIT B

RESOLVED, that the shareholders of Johnson Controls, Inc. (the Company) hereby approve and ratify the amendments to the Johnson Controls, Inc. 1992 Stock Option Plan (Stock Option Plan), adopted by the Board of Directors of the Company on September 27, 1995. The amendments are as follows:

(A) Article 4 of the Stock Option Plan has been amended so that the maximum number of shares of the Company's Common Stock which may be issued or delivered upon exercise of options to be granted under the Stock Option Plan is increased from 2,000,000 shares to 4,000,000 shares so that the aggregate number of shares authorized to be issued or transferred from the treasury of the Company under the Stock Option Plan shall be 4,000,000 shares including the number of shares originally authorized for issuance under the Stock Option Plan.

(B) Article 6 of the Stock Option Plan has been amended so that the maximum number of shares of Common Stock covered by Options which may be granted to any Participant within any two consecutive calendar year period shall not exceed 250,000 in the aggregate.

(C) Article 16 of the Stock Option Plan has been deleted in its entirety. That Article provided as follows:

    ADDITIONAL OPTIONS. The (Compensation) Committee shall have the authority to include in any Option Agreement a provision entitling the Participant to an additional Option in the event such Participant exercises the Option represented by the Option Agreement, in whole or in part, by delivering previously owned whole shares of Common Stock in payment of the Option price. Any such additional Option shall be for a number of shares of Common Stock equal to the number of delivered shares, shall have an Option price determined by the Committee in accordance with Paragraph 9, shall be exercisable on the terms and subject to the conditions established by the Committee at the time of grant of such additional Option, and shall be subject to such other terms and conditions as the Committee shall determine in accordance with this Plan.

(D) Article 17(c) of the Stock Option Plan has been amended so that the period during which a Participant in the Stock Option Plan may exercise an Option or stock appreciation right (SAR) after the date of that Participant's early or normal retirement or total permanent disability prior to the expiration of the option or SAR is extended from 12 to 36 months.

           Johnson Controls, Inc., P.O. Box 591, Milwaukee, WI 53201
           Shareholder's Proxy      Annual Meeting - January 24, 1996

     The undersigned, having received the Notice of Meeting and Proxy Statement dated December 20, 1995, and Annual Report for 1995, hereby appoints J.P. Kennedy and J.H. Keyes, and each of them, proxies with power of substitution to vote for the undersigned at the annual shareholders' meeting of Johnson Controls, Inc., on January 24, 1996, and at any adjournments thereof, as follows:

        The Board of Directors recommends a vote FOR Items 1, 2, 3, and 4. If no direction is made, this proxy will be voted FOR all nominees listed and FOR Items 2, 3, and 4.

        (1) ELECTION OF DIRECTORS     / / FOR all nominees listed (except as
                                          indicated to the contrary below.)

                                      / / WITHHOLD AUTHORITY to
                                          vote for all nominees
                                          listed.

        FRED L. BRENGEL, ROBERT A. CORNOG, JAMES H. KEYES, AND R. DOUGLAS
        ZIEGLER

        INSTRUCTION: To withhold authority to vote for any indicated nominee, write the nominee's name below.

        ------------------------------------------------------------------------

        (2) Ratification of the appointment of Price Waterhouse as auditors.

                        FOR / /     AGAINST / /     ABSTAIN / /

        (3) Ratification of the JCI 1995 Common Stock Purchase Plan for Executives (CSPPE).

                        FOR / /     AGAINST / /     ABSTAIN / /

        (4) Ratification of amendments to the JCI 1992 Stock Option Plan.

                        FOR / /     AGAINST / /     ABSTAIN / /

        (5) In their discretion, upon any other matters which may properly come before the meeting or any adjournments, thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.

                  (To be signed on other side)

PROXY NO.                (Continued from reverse side)             NO. OF SHARES

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSALS 2, 3, AND 4.

                                         Signed ________________________________

                                                ________________________________

                                         Dated __________________________ , 19__

                                         Please sign name exactly as it appears
                                         hereon. When signed as attorney,
                                         executor, trustee or guardian, please
                                         add title. For joint accounts, each
                                         owner should sign.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JOHNSON CONTROLS, INC.

                                                                          [LOGO]


  Johnson Controls, Inc.         NOTICE OF 1996
   Post Office Box 591           ANNUAL MEETING OF
Milwaukee, Wisconsin 53201       SHAREHOLDERS AND
    Tel: 414/228 1200            PROXY STATEMENT